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                                                                    Exhibit 11.1

                             Neurogen Corporation
              Computation of Net Earnings (Loss) Per Common Share
      (in thousands, except Net Earnings (Loss) per Common Share amounts)

                                         Three Months         Three Months
                                             Ended               Ended
                                         March 31,1996       March 31,1995
                                          (Unaudited)         (Unaudited)
                                         -------------       --------------
 Weighted average shares of
   common stock outstanding                    14,020             10,084

 Dilutive effect of:
     Warrants (1)                                  43                 -
     Stock options (1)                          1,484                 -
                                           ----------         ----------

 Common and common
   equivalent shares                           15,547             10,084
                                           ==========         ==========

 Net income (loss)                         $    3,610         $   (1,700)
                                           ==========         ==========

 Earnings (loss) per common and
   common equivalent shares (1)            $     0.23         $    (0.17)
                                           ==========         ==========


 (1) The common stock equivalents have not been included in periods with losses as their inclusion would be antidilutive.